SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.


                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 15, 1998


                   STRUTHERS INDUSTRIES, INC.
                   --------------------------
     (Exact name of registrant as specified in its charter)


Delaware                          0-2707                73-074655
--------                          ------                ---------
(State or other jurisdiction   (Commission          (IRS Employer
of incorporation)              File Number)   Identification No.)


                     c/o Chapter 11 Trustee,
       Utica Plaza Building, 2100 S. Utica Ave. Suite 300,
                      Tulsa, Oklahoma 74114
       ---------------------------------------------------
            (Address of principal executive offices)

Registrant's telephone number, including area code:(918) 747-6500

<PAGE 2>
Item 3.  Bankruptcy or Receivership

     As previously reported, on March 9, 1998, the Registrant filed a voluntary petition in the United States Bankruptcy Court for the Northern District of Oklahoma, Case No. 98-00882-R, seeking to reorganize under Chapter 11 of the United States Bankruptcy Code. On March 20, 1998, the Bankruptcy Court ordered the appointment of an examiner, and P. David Newsome, Jr., was appointed as examiner, to investigate and report on matters concerning the Registrant's business and affairs. The Bankruptcy Court commenced a hearing on March 31, 1998, which was completed on April 2, 1998, to consider a creditor request seeking appointment of a trustee to administer the Registrant's operations and reorganization. At the hearing the Court accepted the report of Mr. Newsome, as examiner, together with the testimony of various witnesses, including the former President of the Registrant, G. David Gordon, Jr. At the conclusion of the hearing on April 2, 1998, the Court ordered the appointment of a Chapter 11 Trustee and on April 3, 1998, approved the appointment of Neal Tomlins, Esq., as Chapter 11 Bankruptcy Trustee for the Registrant ("Trustee").

Item 5.  Other Events

      On April 14, 1998, it came to the attention of the Trustee that WINCO Corp., a debtor in a Chapter 11 case currently pending in the United States Bankruptcy Court for the Central District of California, and the largest shareholder of the Registrant, has asserted a claim to ownership of the common stock of WINCOM Corp., a Delaware corporation which the Registrant has heretofore represented in its own current bankruptcy case to be a wholly-owned subsidiary of Registrant.

     Upon discovering this information, on April 15, 1998, the Trustee filed an Adversary Complaint with the United States Bankruptcy Court for the Northern District of Oklahoma, seeking a declaratory judgment regarding the ownership of the WINCOM Corp. stock. As part of this filing the Trustee requested, and the Bankruptcy Court issued, a Temporary Restraining Order restraining WINCO and certain named and unnamed defendants from selling, conveying, alienating, transferring, encumbering or otherwise disposing of any of the assets of WINCOM, in order to attempt to protect the value WINCOM Corp. (if any) for the bankruptcy estate of the Registrant.


                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   STRUTHERS INDUSTRIES, INC.


Date:  April 17, 1998              By: /s/ Neal Tomlins
                                       -----------------------
                                           Neal Tomlins, Esq.,
                                           Chapter 11 Trustee